Exhibit 99.1

Atossa Therapeutics Responds to PTAB Ruling on U.S. Patent No. 11,572,334 and Announces the Issuance of U.S. Patent No. 12,201,591

SEATTLE, January 30, 2025 -- Atossa Therapeutics, Inc. (Nasdaq: ATOS) (“Atossa” or the “Company”), a clinical-stage biopharmaceutical company dedicated to the prevention and treatment of breast cancer, today issued the following statement in response to the Patent Trial and Appeal Board’s (PTAB) final written decision in PGR2023-00043 regarding U.S. Patent No. 11,572,334 (the “’334 patent”).

Atossa is disappointed with the PTAB’s decision finding all challenged claims in the ’334 patent unpatentable and is evaluating its options. This decision has no impact on the formulations currently in clinical development by Atossa. While Atossa disagrees with the decision and believes there are appealable issues, the Company will not be pursuing an appeal from the PTAB decision, given the cost and time involved. Instead, the Company intends to continue to pursue patent protection around the Company’s current formulations in clinical development, including in a new Continuation Patent Application to be filed with the U.S. Patent Office.

Atossa is also announcing the issuance of a new patent on January 21, 2025, U.S. Patent No. 12,201,591, entitled, “Sustained Release Compositions of Endoxifen.” The 31 claims of this new patent are directed to sustained release compositions of endoxifen.

Atossa’s patent estate comprises, among other patent assets, U.S., Patent No. 11,261,151, with 21 claims; U.S. Patent No. 11,680,036, with 22 claims; U.S. Patent No. 12,071,391, with 44 claims; and the newly issued U.S. Patent No. 12,201,591, with 31 claims. These patents provide a comprehensive patent estate that includes claims directed to Atossa’s current formulations in clinical development.

“Atossa is dedicated to providing better treatment options to patients,” said Dr. Steven Quay, M.D., Ph.D., FCAP, CEO of Atossa Therapeutics. “While we respectfully disagree with the PTAB’s decision, since it has no impact on the formulations that are currently under clinical development, we will focus on continuing to get additional patent protection in the Patent Office.”

About (Z)-Endoxifen

(Z)-endoxifen is one of the most potent Selective Estrogen Receptor Modulator (SERM) for estrogen receptor inhibition and may cause estrogen receptor degradation. It has also been shown to have efficacy in the setting of patients with tumor resistance to other hormonal treatments. In addition to its potent anti-estrogen effects, (Z)-endoxifen has been shown to target PKCβ1, a known oncogenic protein, at clinically attainable blood concentrations. Finally, (Z)-endoxifen appears to deliver similar or even greater bone agonistic effects while resulting in little or no endometrial proliferative effects compared with standard treatments, like tamoxifen.

Atossa is developing a proprietary oral formulation of (Z)-endoxifen that is encapsulated to bypass the stomach, as acidic conditions in the stomach convert a significant proportion of (Z)-endoxifen to the inactive (E)-endoxifen.

Atossa’s (Z)-endoxifen has been shown to be well tolerated in Phase 1 studies and in a small Phase 2 study of women with breast cancer. (Z)-endoxifen is currently being studied in five Phase 2 trials: one in healthy women with measurable breast density, one in women diagnosed with ductal carcinoma in situ, and three other studies including the EVANGELINE study and two I-SPY studies in women with ER+/HER2- breast cancer. Atossa’s (Z)-endoxifen is protected by four issued U.S. patents and numerous pending patent applications.

About Atossa Therapeutics

Atossa Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing innovative medicines in areas of significant unmet medical need in oncology with a focus on using (Z)-endoxifen to prevent and treat breast cancer. For more information, please visit www.atossatherapeutics.com.

FORWARD LOOKING STATEMENTS

This press release contains certain information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may identify these forward-looking statements by the use of words such as “expect,” “potential,” “continue,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “design,” “predict,” “future,” or other comparable words. All statements made in this press release that are not statements of historical fact, including statements regarding data related to the (Z)-endoxifen program, the safety, tolerability and efficacy of (Z)-endoxifen, the potential of (Z)-endoxifen as a breast cancer prevention and treatment agent, the expected design and enrollment of trials and timing of data and related publications, and the potential milestones and growth opportunities for the Company, are forward-looking statements. Forward-looking statements in this press release are subject to risks and uncertainties that may cause actual results, outcomes, or the timing of actual results or outcomes, to differ materially from those projected or anticipated, including risks and uncertainties associated with: our ability to obtain patent coverage for our product candidates; macroeconomic conditions and increasing geopolitical instability; the expected timing of releasing data; any variation between interim or preliminary and final clinical results or analysis; actions and inactions by the FDA and foreign regulatory bodies; the outcome or timing of regulatory approvals needed by Atossa, including those needed to continue our planned (Z)-endoxifen trials; our ability to satisfy regulatory requirements; our ability to remain compliant with the continued listing requirements of the Nasdaq Stock Market; our ability to successfully develop and commercialize new therapeutics; the success, costs and timing of our development activities, including our ability to successfully initiate or complete our clinical trials, including our (Z)-endoxifen trials; our anticipated rate of patient enrollment; our ability to contract with third-parties and their ability to perform adequately; our estimates on the size and characteristics of our potential markets; our ability to successfully defend litigation and other similar complaints and to establish and maintain intellectual property rights covering our products; whether we can successfully complete our clinical trial of oral (Z)-endoxifen in women with mammographic breast density and our trials of (Z)-endoxifen in women with breast cancer, and whether the studies will meet their objectives; our expectations as to future financial performance, expense levels and capital sources, including our ability to raise capital; our ability to attract and retain key personnel; our anticipated working capital needs and expectations around the sufficiency of our cash reserves; and other risks and uncertainties detailed from time to time in Atossa’s filings with the Securities and Exchange Commission, including without limitation its Annual Reports on Form 10-K and Quarterly Reports on 10-Q. Forward-looking statements are presented as of the date of this press release. Except as required by law, we do not intend to update any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Contact:

Michael Parks
VP, Investor and Public Relations
484-356-7105

michael.parks@atossainc.com